EXHIBIT 99.1

Press Release

For Immediate Release

Sands Completes Sale of The Venetian Resort
in Las Vegas
Proceeds Enhance Liquidity and Support Investment in Current
Markets and Future Development Projects

LAS VEGAS, February 23, 2022 – Las Vegas Sands Corp. (NYSE: LVS) today announced it has completed the approximately $6.25 billion sale of The Venetian Resort (The Venetian, Palazzo and Venetian Expo) to affiliates of Apollo Global Management, Inc. and VICI Properties Inc.

“The opening of The Venetian more than 20 years ago represents the beginning of the company’s success. The property, and most importantly, the people who represent it every day will always remain indelible parts of our history,” said Las Vegas Sands Chairman and Chief Executive Officer Robert Goldstein. “Looking forward from the sale, we believe our strong balance sheet and an industry-leading portfolio of Integrated Resorts in Macao and Singapore, position the company to experience a new era of opportunity and growth.”

“The top priorities for our company include heavily reinvesting in our portfolio in Asia while at the same time pursuing new land-based development opportunities and executing our long-term strategy for participating in the digital marketplace,” Mr. Goldstein stated.

“Our commitment to long-term investment in Asia is highlighted by the recently announced $1 billion reinvestment at Marina Bay Sands in Singapore and the completion of the $2.2 billion renovation of The Londoner, and we will continue to place a premium on growing our industry-leading resorts in Asia.,” said Patrick Dumont, the company’s president and chief operating officer.

Mr. Goldstein believes in the future of The Venetian, and Las Vegas in general. “Las Vegas is continually evolving and is always able to rebound from challenging events like the pandemic and the global financial crisis. We have no doubt its importance as an international leisure and business tourism destination will only grow in the future as the city continues to innovate and introduce additional attractions and experiences for its visitors,” said Mr. Goldstein.

Mr. Dumont said Sands will maintain its corporate headquarters in Las Vegas and will remain active in the community. “The foundation of this company was built in Las Vegas, and even though the overall size of the organization here will be smaller, it is important to each of us that we continue to strongly support our community.”

Goldman Sachs & Co. LLC acted as exclusive financial advisor to Las Vegas Sands. Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor.

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About Sands (NYSE: LVS)
Sands is the world’s preeminent developer and operator of world-class Integrated Resorts that drive valuable business and leisure tourism and deliver significant economic benefits, sustained job creation, financial opportunities for local businesses and community investment to make our host regions ideal places to live, work and visit.

Sands’ portfolio of properties include the iconic Marina Bay Sands in Singapore and The Venetian Macao, The Plaza and Four Seasons Hotel Macao, The Londoner Macao, The Parisian Macao and Sands Macao in Macao SAR, China, through majority ownership in Sands China Ltd.

Sands is dedicated to being a model corporate citizen, anchored by the core tenets of serving people, planet and communities, and our corporate responsibility performance has led to recognition as one of Fortune’s World’s Most Admired Companies and inclusion on the Dow Jones Sustainability Indices for World and North America. To learn more, visit www.sands.com.

Forward-Looking Statements
This press release contains forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. Statements that are not historical or current facts, including statements about beliefs and expectations and statements relating to the transaction involving the company, Apollo Global Management, Inc. and VICI Properties Inc., are forward-looking statements. These forward-looking statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, but not limited to: the uncertainty of the extent, duration and effects of the COVID-19 pandemic and the response of governments and other third parties, including government-mandated property closures, vaccine mandates, regular testing requirements, other increased operational regulatory requirements or travel restrictions, on our business, results of operations, cash flows, liquidity and development prospects; risks relating to our gaming licenses and subconcession, including the renewal or extension of the subconcession in Macao that expires on June 26, 2022 and proposed amendments to Macao's gaming laws; general economic conditions; disruptions or reductions in travel and our operations due to natural or man-made disasters, pandemics, epidemics, or outbreaks of infectious or contagious diseases; our ability to invest in future growth opportunities; execute our previously announced capital expenditure programs in both Macao and Singapore, and produce future returns; new development, construction and ventures; government regulation; our subsidiaries’ ability to make distribution payments to us; substantial leverage and debt service; benchmark interest rate transitions for some of our debt instruments; fluctuations in currency exchange rates and interest rates; our ability to collect gaming receivables; win rates for our gaming operations; risk of fraud and cheating; our relationship with gaming promoters; competition; tax law changes; political instability, civil unrest, terrorist acts or war; legalization of gaming; insurance; unanticipated difficulties or expenditures relating to the transaction; legal proceedings, judgments or settlements, including those that may be instituted against the company, the company’s board of directors and executive officers and others following the announcement of the transaction; disruptions of current plans and operations caused by the announcement of the transaction; potential difficulties in employee retention due to the announcement of the transaction; the response of customers, suppliers, business partners and regulators to the announcement of the transaction; and other risks and uncertainties and the factors identified under “Risk Factors” in Part I, Item 1A of the company’s Annual Report on Form 10-K for the year ended December 31, 2021, and updated in subsequent reports filed by the company with the SEC. These reports are available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update them in light of new information or future events.

Contacts:

Investment Community:
Daniel Briggs
Daniel.Briggs@Sands.com

Media:
Ron Reese
Ron.Reese@Sands.com
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